STOCK PURCHASE AGREEMENT

AGREEMENT made this 18 day of December 2008 between Beyond E-Tech, Inc., a Texas corporation with offices at 2401 Fountain View Drive, Suite 622, Houston, TX 77057 (“BET”) and Advanced Battery Technologies, Inc., a Delaware corporation with offices at 21 West 39th Street, Suite 2A, New York, NY 10018 (“ABAT”).

WHEREAS, BET is engaged in the business of distributing cell phones that are designed and manufactured to its specifications; and

WHEREAS, ABAT, through its subsidiary, Heilongjiang ZhongQiang Power-Tech Co., Ltd. (“ZQPT”), is engaged in the business of designing, manufacturing and distributing rechargeable lithium-ion batteries, including batteries that are appropriate for use in cell phones; and

WHEREAS, the parties wish to initiate a formal relationship between themselves by an investment of funds into BET by ABAT, on the terms and conditions set forth herein.

NOW, THEREFORE, it is agreed:

1. Purchase of Shares.  ABAT hereby agrees to purchase, and BET hereby agrees to sell, nine hundred eighty (980) shares of the common stock of BET (the “Purchased Shares”), which shall represent, when issued, 49% of the issued and outstanding capital stock of BET.  The “Purchase Price” for the Purchased Shares shall be One Million Five Hundred Thousand Dollars ($1,500,000).  In connection with the said purchase, a designee of ABAT shall be appointed to serve as one of the three members of the Bard of Directors of BET and as its Vice Chairman.  In order to effectuate the aforesaid transaction, the following deliveries shall be made simultaneous with the execution of this agreement:

A.	BET shall deliver to ABAT a certificate for the Purchased Shares issued in the name of ABAT.
B.	ABAT shall deliver the Purchase Price by wire transfer to an account designated for that purpose by BET.
C.
BET shall deliver to ABAT a unanimous consent of the Board of Directors of BET, approving this agreement and appointing Zhi Guo Fu to serve as a member of the Board of Directors and as Vice Chairman of BET.

D.	BET shall deliver to ABAT the written resignation of James Yu from his position as a member of the Board of Directors.

2.	Purchase and Sale of Batteries.

a.           BET hereby agrees that, during any period of time when ABAT is a shareholder of BET, BET will:

A.	include in the specifications for products manufactured to its order a battery manufactured by ZQPT or other subsidiary of ABAT (an “ABAT Battery”);
B.	purchase for resale only products that contain an ABAT Battery; and
C.	sell no product that does not contain an ABAT Battery.

b.           ABAT agrees that it will sell and deliver batteries to BET’s suppliers on commercially reasonable terms, similar to those it affords to customers purchasing similar quantities of similar batteries.  ABAT also agrees that it will apply to BET’s suppliers credit terms that it deems appropriate after applying its standard assessment of customer credit-worthiness.  In the event that ABAT reasonably determines that a BET supplier is not creditworthy, then BET shall either engage an alternate supplier or guarantee payment for the rejected supplier’s order.

3.           BET Representations and Warranties.  BET hereby represents and warrants to ABAT that:

a.           Organization, Qualification and Authority.  BET is an entity duly incorporated and in good standing under the laws of the State of Texas, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The execution and delivery of this agreement and the performance by BET of the transactions contemplated by this agreement have been duly authorized by all necessary corporate or similar action on the part of BET.

b.           Management.  The Board of Directors of BET consists of Li Sheng Zhang, Melinda Huang and James Yu.  The executive officers of BET consist of:

President:                      Li Sheng Zhang
Treasurer:                                Melinda Huang
Secretary:                                James Yu

c.           Capitalization.  The authorized capital stock of BET consists of 2,000 shares of common stock, $.01 par value.  There are 1,020 shares of common stock outstanding, all of which are owned by Li Sheng Zhang.  The “Initial Capitalization” of $1,000 specified in the Articles of Incorporation of BET has been paid in cash to BET.  There are no outstanding options, warrants, subscription rights or commitments of any character whatsoever giving any person any right to acquire any shares of BET common stock or common stock equivalents.

d.           Vendors.  BET has entered into written agreements with Flying Technology Development Co., Ltd. and Lenovo China (the “Vendors”), pursuant to which products are sold and delivered to BET.  BET’s agreements with the Vendors remain in full force and effect on this date.  Neither party to any of such agreements has committed any breach of the agreement that has not been cured as of the date of this agreement.

e.           Financial Condition.  As of the date of this agreement:

A.	the book value of the assets of BET exceed the book value of BET’s liabilities;
B.	the book value of the current assets of BET exceed the book value of the current liabilities of BET;
C.	BET has no liability to any single creditor or group of affiliated creditors that exceeds $50,000; and
D.	the aggregate liabilities of BET do not exceed $1,200,000.

In each of the foregoing representations, the reference to “book value” means a calculation of value determined in accordance with accounting principles generally accepted in the United States.

f.           Assets.  BET has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to BET’s business, in each case free and clear of all liens, except for (i) liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by BET and (ii) liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.

g.           Legal Proceedings.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to BET’s knowledge, threatened against or affecting BET or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign)

h.           Intellectual Property.  BET has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with its businesses (collectively, the “Intellectual Property Rights”).  BET has not received a notice (written or otherwise) that any of the Intellectual Property Rights used by BET violates or infringes upon the rights of any person.  To BET’s knowledge, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights.

4.           ABAT Representations and Warranties.  ABAT hereby represents and warrants to BET that:

a.           Organization and Qualification.  ABAT is an entity duly incorporated and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The execution and delivery of this agreement and the performance by ABAT of the transactions contemplated by this agreement have been duly authorized by all necessary corporate or similar action on the part of ABAT.

b.           Restricted Securities.  ABAT understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act of 1933 or any applicable state securities law.  ABAT is acquiring the Purchased Shares as principal for its own account and not with a view to or for distributing or reselling such Shares, has no present intention of distributing any of such Shares, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares.

5.           Management Agreement.  Except as specifically set forth in Section 5(e) below, the covenants in this Section 5 shall bind BET at any time when ABAT owns twenty percent of more of the outstanding capital stock of BET.

a.           Board of Directors.  There shall be three members of the Board of Directors.  One member of the Board of Directors shall be designated by ABAT.  The initial designee of ABAT is Zhi Guo Fu.

b.           Assistant General Manager.  Promptly after execution of this agreement, BET will employ a designee of ABAT to serve as Assistant General Manager.  The Assistant General Manager shall be responsible for directing the shipping operations and quality control operations of BET.  The Assistant General Manager shall report to the General Manager.  BET shall provide compensation and benefits to the Assistant General Manager that are equivalent to those paid to similar employees in the Houston area.  The initial designee by ABAT is Feiqi Chen.

c.           Budgets.  Within thirty days after the date hereof, the Chairman of BET shall deliver to the Board of Directors a 12 month budget for capital investment and cash flow.  The budget shall be implemented only if approved by the Board of Directors and by ABAT.  The budget shall be updated and delivered to the Board of Directors for review no less frequently than once every three months, but shall be updated and delivered to the Board for review whenever there is a variance of 20% or more between actual expenditures and projected expenditures.

d.           Dividends.  BET shall pay dividends to its shareholders on the first business day of each February and first business day of each August.  The aggregate amount of the dividend will equal twenty percent (20%) of (a) the cumulative net after-tax income of BET for the period from January 1, 2009 to the end of the fiscal quarter preceding the dividend payment date less (b) the aggregate of all dividends paid previously.

e.           Financial Information.  No later than 28 days after the end of each fiscal quarter, BET will deliver to ABAT a statement of its revenue and net income for the quarter, together with such other financial information as ABAT indicates is required in order for ABAT to comply with the reporting requirements of the Securities Exchange Act of 1934.  This undertaking will remain in force and effect for as long as ABAT is required to reflect the net income of BET in ABAT’s financial statements.

f.           Negative Covenants.  Without the written consent of ABAT (which may be given by its designee on the BET Board of Directors), BET shall not:

A.	Issue any common stock, option, warrant or other security;
B.	Borrow an amount in excess of $50,000 or incur any obligation in excess of $50,000 outside the ordinary course of business;
C.	Purchase any capital asset for an amount in excess of $20,000;
D.	Pay any compensation for services or otherwise to Li Sheng Zhang or any member of his immediate family or any of his or their business affiliates or associates;
E.
Enter into any material agreement with Li Sheng Zhang or any member of his immediate family or any of his or their business affiliates or associates or any entity owned or controlled by any of the foregoing;

F.	Amend its articles of incorporation or its bylaws;
G.	Enter into a plan of liquidation;
H.	Enter into a plan or agreement of merger, consolidation or share exchange; or
I.	Enter into an agreement that contemplates the sale of substantially all of the assets of BET

7.	Dispute Resolution

a.           Mediation.  In the event that a dispute arises between ABAT and Li Sheng Zhang (the “Shareholders”) which they are unable to resolve, either Shareholder may contact the general counsel for BET and request the appointment of a mediator.  The Shareholders will submit their dispute to the mediator chosen by counsel (the “Mediator”) in accordance with procedures prescribed by the Mediator.  The Shareholders will attempt in good faith to resolve the dispute in mediation during a period of no less than thirty days.  The fees charged by the Mediator will be paid by BET.

b.           Demand for Sale.  If the dispute has not been resolved within thirty days after the first written submission to the Mediator or the first meeting with the Mediator (whichever occurs first) and remains unresolved, either of the Shareholders (the “Demanding Shareholder”) may demand that the other Shareholder (the “Responding Shareholder”) sell to the Demanding Shareholder his interest in BET (the “Initial Demand”).  The Initial Demand shall be made in writing, setting forth all of the material terms and conditions proposed for the sale.  Within sixty days after actual receipt of the Initial Demand, the Responding Shareholder may either (a) accept the terms of the Initial Demand or (b) send a written demand containing terms and conditions under which the Responding Shareholder will purchase the interest of the Initial Shareholder in BET (a “Responsive Demand”).  If the Responding Shareholder does not make either of the authorized responses, the Responding Shareholder will be deemed to have accepted the Initial Demand.  If the Responding Shareholder delivers a Responsive Demand, then the Demanding Shareholder may, within fourteen days after actual receipt of the Responsive Demand, either (a) accept the Responsive Demand, (b) modify the Initial Demand, which, as so modified, will thereafter be the Initial Demand, or (c) do nothing.  If the Demanding Shareholder modifies the Initial Demand, then the Responding Shareholder may, within fourteen days after actual receipt of the modified Initial Demand, either (a) modify the Responsive Demand, which, as so modified, will thereafter be the Responsive Demand, or (b) do nothing.

c.           Resolution of Competing Demands.  If an Initial Demand has been made and the time for all subsequent demands has expired, the Demanding Shareholder and the Responding Shareholder will determine by agreement which of the Initial Demand or the Responsive Demand contains the greater present value.  The determination will be made by comparison of the terms and conditions contained in each demand to the terms and conditions contained in comparable debt instruments with an ascertainable market value.  If the two Shareholders are unable to reach agreement, either may submit the matter to arbitration.  The demand which is determined, by agreement or arbitration, to have the greater present value will be deemed to have been accepted.

d.           Contract for Sale.  Upon the acceptance of a demand, either pursuant to Section 7(b) or Section 7(c), either Shareholder may deliver the terms and conditions of the accepted demand to general counsel for BET to prepare a contract for sale of the Shareholder’s shares in BET.  The Shareholders will execute the agreement promptly after receipt thereof unless it contains a material term not contained in the accepted demand, in which case that term will be removed from the contract.  The contract will state that in the event of a default by the purchaser in making any payment undertaken in the contract, the seller will have the option (exercisable within forty days after the occurrence of the default) to repurchase his shares by payment to the buyer of One Dollar ($1.00), and the buyer will, upon receipt of the Dollar, be deemed to have transferred to the seller the shares that were purchased.

8.	Miscellaneous

a.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof.

b.           Arbitration.  Any controversy, claim, or dispute arising out of or relating to the terms and conditions of this agreement shall be settled by arbitration, before a panel of one arbitrator, conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

c.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

d.           Entire Agreement.  This agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this agreement.

e.           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile to a facsimile number maintained in the executive offices of the receiving party for that purpose, (b) the second business day following the date of mailing, if sent by a U.S. nationally recognized overnight courier service or (c) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the first pages of this agreement, unless such address is changed by notice to the other party hereto.

IN WITNESS WHEREOF, the parties have made this agreement as of the date written on its first line.

BEYOND E-TECH, INC.

By: /s/ Li Sheng Zheng	/s/ Li Sheng Zheng
Li Sheng Zheng, President	LI SHENG ZHENG, personally

ADVANCED BATTERY TECHNOLOGIES, INC.

By: /s/ Zhi Guo Fu
       Zhi Guo Fu, Chief Executive Officer